HYNES & HOWES INSURANCE COUNSELORS, INC.
                    Statement of Retained Earnings (Deficit)
              For the Years Ended September 30, 1998, 1997 and 1996


                                              Year Ended September 30,
                                        1998            1997            1996

Balance at Beginning of Year    $ (3,087,380)   $ (3,082,995)   $ (3,098,392)

Income (Loss) for the Year            16,640          (4,385)         15,397

Balance at End of Year          $ (3,070,740)   $ (3,087,380)   $ (3,082,995)


                          Statement of Paid-In Capital
              For the Years Ended September 30, 1998, 1997 and 1996

Balance at Beginning
  and End of Year               $        100    $        100    $        100



Notes to Financial Statements are an integral part of these statements.